PURCHASE AND SALE AGREEMENT

by and between

TLW INVESTMENTS, L.L.C.

as Seller

and

VIKING ENERGY GROUP, INC.

as Purchaser

Dated June 7, 2022

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into effective June 7, 2022 by and between TLW Investments, L.L.C. (“Seller”), and Viking Energy Group, Inc., on behalf of a corporation to be incorporated (“Purchaser”). Seller and Purchaser may be referred to individually as a “Party” or collectively as the “Parties.” The transactions contemplated by this Agreement may be collectively referred to as the “Transaction.”

Recitals

A. Seller owns non-operated, minority working interests in approximately 5,743 (five thousand seven hundred forty-three) producing and non-producing oil and gas wells located in various counties or parishes, as applicable, in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, Kansas, Colorado, Montana, Wyoming, West Virginia and Virginia (collectively, the “Wells”) as more particularly set out in Exhibit “A”. Seller’s working interest percentage in the Wells ranges from approximately 0.05% (half percent) to 2.5% (two and half percent), with an average interest being approximately 2.24% (two four tenths’ percent).

B. To Seller’s knowledge, the depth of the Wells varies from approx. 1,300 to 19,000 feet, and operators of the Wells include, among others, Chevron USA Incorporated, BP America Production Company, XTO Energy Inc., ConocoPhillips Company, Continental Resources Inc, EOG Resources, Devon Energy Production Company, Marathon Oil Company, Hilcorp Energy Company, Apache Corporation, Cimarex Energy Corp, Oxy USA Inc, Citation Oil & Gas Corporation and Chesapeake Operating Inc.

C. To Seller’s knowledge, the current aggregate gross production from the Wells on an 8/8th’s basis is estimated to be approximately 686 (six hundred eighty-six) mmcf of natural gas per day and approximately 18,000 (eighteen thousand) barrels of oil per day.

D. The Seller desires to sell, and the Purchaser desires to purchase, Seller’s interests in the Wells pursuant to the terms of this Agreement.

E. To accomplish the foregoing, the Parties wish to enter into this Agreement.

Agreement

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties agree as follows:

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ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. (a) On the terms and conditions stated herein, Purchaser agrees to purchase, and Seller agrees to sell all of Seller’s rights, title, interest and estate (of whatever kind or character, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, vested or contingent, or otherwise) (the “Purchased Assets”), free and clear of all encumbrances, for the Purchase Price (as defined below):

(i) All of Seller’s working and net revenue interest (of whatever kind or character) (the “Working Interests”) in all of the Wells and any associated leases (the “Leases”);

(ii) If applicable, all of Seller’s interest derived from the Leases, applicable lands and wells in or to any currently existing pools or units which include any lands or all or a part of any Leases or Wells (the “Units”); and including all interest of Seller derived from the leases in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(iii) If applicable, all of Seller’s interest in any contracts, agreements and instruments by which the Purchased Assets are bound, or that relate to or are otherwise applicable to the Purchased Assets, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, saltwater disposal or injection agreements, balancing agreements, agreements for the sale and purchase of oil, gas or casinghead gas or processing agreements to the extent applicable to the Purchased Assets or the production of oil or gas and other minerals and products produced in association therewith from the Purchased Assets;

(iv) If applicable, all of Seller’s interest in any easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the Purchased Assets.

(v) If applicable, all of Seller’s interest in any equipment, machinery, fixtures and other tangible personal property and improvements located on the Purchased Assets or used or held for use in connection with the operation of the Purchased Assets including without limitation any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities;

(vi) If applicable, all of Seller’s interest in any of the oil, gas and other liquid or gaseous substances produced from or attributable to the Purchased Assets on and after the Effective Time;

(vii) If applicable, copies of all Seller’s lease files, land files, well files, gas and oil sales contract files, accounting files, gas processing files, title files, division order files, abstracts, title opinions, land surveys, non-confidential logs, maps, engineering, geological and geophysical files, data and reports, accounting files, reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Leases and Lands); and all other books, records, data, files, maps and accounting records, in each case to the extent related to the Purchased Assets and in the possession of Seller, or used or held for use in connection with the maintenance or operation thereof (the “Records”); and

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(b) Excluded Assets. This Agreement includes only the Purchased Assets described above and does not include any other assets of Seller (the “Excluded Assets”). Notwithstanding anything stated in this Agreement to the contrary, Purchaser specifically agrees and acknowledges the cash, accounts receivable and all other assets of Seller other than the Purchased Assets, are not being sold by Seller and shall remain the exclusive property of Seller. Excluded Assets shall also include, but are not limited to any and all records of Seller related to the Purchased Assets that are subject to legal privilege, including the attorney-client privilege and the work product doctrine (except with respect to title opinions, environmental assessment or environmental audit records).

1.2 Effective Time. The purchase and sale of the Purchased Assets is effective as of July 1, 2022, at 12:01 AM (CST) (the “Effective Time”); and Parties will use reasonable efforts to close the transactions contemplated by this Agreement on or before September 30, 2022.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The total purchase price (the “Purchase Price”) for the Purchased Assets will be determined and mutually agreed to in writing by Parties no later than September 8, 2022, being approximately 5 business days following the date by which Purchaser is to complete its due diligence.

2.2 Adjustments to Purchase Price. The Purchase Price shall be subject to adjustments typical of a transaction of this nature, recognizing Seller is entitled to the benefits of, and responsible for the obligations associated with, the Purchased Assets prior to the Effective Time, and the Purchaser is entitled to the benefits of, and responsible for the obligations associated with, the Purchased Assets on and after the Effective Time.

2.3 Allocation of Purchase Price. The Purchase Price shall be allocated amongst the interest in the Wells as mutually agreed to in writing by Parties.

2.4 Payment of Purchase Price. The Purchase Price, subject to applicable adjustments, will be paid by Purchaser to Seller at Closing, in:

(i) cash in immediately available funds by bank wire transfer; or

(ii) in shares of common stock or convertible preferred stock of Viking Energy Group, Inc. (the “Viking Shares”) on terms and pricing mutually agreed to by Parties, conditional on : (a) Viking and Camber Energy, Inc. (“Camber”) executing a new or amended and restated Agreement and Plan of Merger (the “Merger Agreement”) with respect to the full combination of Camber and Viking (the “Planned Merger”); (b) Camber filing an S-4 Registration Statement with respect to the Planned Merger, and such registration statement contemplating Viking Shares being exchanged for shares of common stock or convertible preferred stock, as applicable, of Camber at the exchange ratio and terms set out in the Merger Agreement; (c) the Planned Merger being approved by the shareholders of each of Viking and Camber; (d) the satisfaction and/or waiver of all other conditions set out in the Merger Agreement; and (e) Seller being satisfied it will receive on closing of the Planned Merger unrestricted, freely-tradeable shares of common stock of Camber.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser as of the date hereof and as of the Effective Time:

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b) Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller, the performance by Seller of all terms and conditions hereof to be performed by it and the consummation of the Transactions contemplated hereby have been, or will be, duly authorized and approved by the Managers of Seller and by members of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof will not: (i) Conflict with, or require the consent of any person under any of the terms, conditions or provisions of the articles or certificate of incorporation, as applicable, or bylaws of Seller; (ii) Violate any provision of or, except with respect to the Internal Revenue Code of 1986, as amended (the “Code”), require any filing, consent, authorization or approval under, any legal requirement applicable to or binding upon Seller; (iii) Conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any agreement to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets owned by it is subject.

(d) To Seller’s knowledge, there has not been and will not be prior to Closing: (i) Any material adverse change in the business, financial condition or results of operations of Seller; (ii) Any material damage, destruction or loss to or of the Purchased Assets; (iii) Any sale, lease or other disposition of the Purchased Assets, except as permitted by the terms of this Agreement; (iv) Any mortgage, pledge or grant of a lien or security interest in any of the Purchased Assets; or (v) Any contract or commitment to do any of the foregoing.

(e) To Seller’s knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Purchased Assets have been properly paid and all such taxes and assessments which become due and payable prior to the Effective Time shall be borne by Seller.

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(f) Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Purchaser shall have any responsibility whatsoever.

(g) To Seller’s knowledge, on the date hereof no suit, action or other proceeding is pending before any court or governmental agency to which Seller is a party and which might result in impairment or loss of Seller’s title to any part of the Purchased Assets and no such suit, action or other proceeding is threatened. Seller shall promptly notify Purchaser of any such proceeding arising or threatened prior to Closing.

(h) Seller is not a “foreign person” within the meaning of the Code, Section 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

(i) To Seller’s knowledge, all the information stated in Exhibit A is true and correct in all material respects and can be supported by appropriate records contained in Seller’s files.

3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transaction and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of all terms and conditions hereof to be performed by it and the consummation of the Transactions contemplated hereby will be duly authorized and approved by Purchaser’s board of directors. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Purchaser has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

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ARTICLE IV

COVENANTS

4.1 Covenants of Seller. Seller agrees with Purchaser that:

(a) Immediately upon execution of this Agreement and through Closing, Seller during Seller’s regular hours of business shall make available to Purchaser for examination the Records as defined in Section 1.1(viii), above, and all other records and other information relating to the Purchased Assets, insofar as the same are in Seller’s possession, and will cooperate with Purchaser in Purchaser’s efforts to obtain, at Purchaser’s sole expense, such additional information relating to the Purchased Assets as Purchaser may reasonably desire.

(b) Seller shall not solicit from any third party any proposals or offers, or enter into any negotiations relating to the disposition of any of the Purchased Assets, the acquisition of the Seller’s membership interests, or its merger or consolidation. Notwithstanding the foregoing, Seller may entertain unsolicited and/or solicited offers from entities operating Wells listed on Exhibit A.

(c) If in the judgment of Seller applicable law requires members of Seller to approve the Transaction (“Member Approval”), then promptly after execution of this Agreement Seller shall prepare, obtain approval of and disseminate to such members the necessary proxy materials relating to Member Approval, and shall, as soon as possible thereafter, and subject to applicable law, conduct a member meeting for the purpose of obtaining Member Approval.

4.2 Covenants of Purchaser. Purchaser covenants and agrees with Seller as follows:

(a) Purchaser will use reasonable commercial efforts to satisfy the conditions to Closing set forth in Section 5.1 hereof.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing (or earlier if expressly indicated below) of all of the following conditions, anyone or more of which may be waived, in whole or in part, in writing by Purchaser:

(a) The representations and warranties made herein by Seller shall be correct at Closing as though such representations and warranties were made at and as of the Closing, and the factual matters contained in any representation and warranty made by Seller “to Seller’s knowledge,” or similar language, shall be true and correct at Closing without regard to Seller’s knowledge of same, and Seller shall have complied with all the covenants hereof required by this Agreement to be performed by them at Closing.

(b) Purchaser shall have received certificates, dated the date of actual Closing, of an executive officer of Seller certifying as to Seller the representations and warranties made herein by Seller shall be correct at and as of Closing as though such representations and warranties were made at and as of the Closing.

(c) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the Transaction contemplated by this Agreement.

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(d) All necessary consents, permissions, novations and approvals by third parties in connection with the sale and transfer of the Purchased Assets shall have been received prior to Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-closing date.

(e) If required, Seller shall have obtained Member Approval.

(f) The Board of Directors of the Purchaser shall have approved the Transaction.

(g) The Purchaser shall have completed on or before August 31, 2022, its due diligence investigation of the Purchased Assets, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

(h) The Parties shall have mutually agreed to in writing to the Purchase Price on or before September 8, 2022.

(i) The Parties shall have mutually agreed to in writing the Allocation of the Purchase Price on or before September 8, 2022.

(j) If required by Seller’s accounting advisors or independent auditor, the Seller shall have agreed to provide such information as reasonably requested by Purchaser’s auditor with respect to the production, revenues and expenses associated with the Purchased Assets, if available for the two (2) year period prior to the Closing Date, so as to assist Purchaser with satisfying reporting obligations with the Securities and Exchange Commission (“SEC”).

5.2 Conditions to the Obligations of Seller. The obligations of Seller to proceed with Closing contemplated hereby are subject to the satisfaction on or before Closing (or earlier if expressly indicated below) of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

(a) The representations and warranties made herein by Purchaser shall be correct at and as of Closing as though such representations and warranties were made at and as of Closing, and Purchaser shall have complied with all the covenants hereof required by this Agreement to be performed by them on or before the Closing.

(b) Seller shall have received a certificate dated the date of actual Closing of an executive officer of Purchaser certifying as to the matters specified in Section 6.2(a) hereof.

(c) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the transactions contemplated by this Agreement.

(d) If required, Seller shall have obtained Member Approval.

(e) The Board of Directors of Purchaser shall have approved the Transaction.

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(f) The Parties shall have mutually agreed to in writing the Purchase Price on or before September 8, 2022.

(g) The Parties shall have mutually agreed to in writing the Allocation of the Purchase Price on or before September 8, 2022.

ARTICLE VI

CLOSING

6.1 Closing. September 30, 2022 is the “Closing Date” as that phrase is used in this Agreement. The consummation of the Transaction (herein called the “Closing”) shall be held at the offices of counsel for Seller, electronically or as may be mutually agreed to by the Parties.

6.2 Pre-Closing Obligations. Not later than two business days prior to Closing, Seller will deliver to Purchaser a statement setting forth in reasonable detail Seller’s reasonable determination of the preliminary amount based upon the best information available at that time (herein called the “Preliminary Settlement Statement”). At the Closing, Parties shall execute and deliver the Preliminary Settlement Statement that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” shall mean the Purchase Price adjusted as provided in Section 2.2, using for such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the preliminary amount.

6.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall assign, transfer and convey the Purchased Assets to Purchaser by executing and delivering to Purchaser an Assignment, Bill of Sale and Conveyance of Oil and Gas Leases on a form mutually agreed to in writing by Parties prior to the Closing Date. Seller agrees to execute and deliver to Purchaser, from time to time, all such other and additional documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Purchaser the Purchased Assets conveyed to Purchaser hereby or intended so to be.

(b) Purchaser shall, as applicable: (i) pay the Closing Amount to Seller by wire transfer in immediately available funds; or (ii) issue the Viking Shares as set forth in Section 2.4(ii).

(c) Seller shall deliver to Purchaser exclusive possession of the Purchased Assets.

(d) At Closing Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller the opinions and certificates referred to in Article VI hereof, together with a certificate of its Secretary or assistant Secretary certifying that attached to such certificate are true and correct copies of its (i) Articles or Certificate of Incorporation, (ii) Bylaws (iii) (as to Seller’s certificate only if Member Approval was obtained), shareholders resolutions authorizing the transactions contemplated by this Agreement (if required by law), and (iv) resolutions of the Board of Directors authorizing the transactions contemplated by this Agreement. Such Secretary’s certificate shall also reflect any changes to the Articles or Certificate of Incorporation, Bylaws and resolutions that may have been made between the date of this Agreement and the actual date of Closing and shall contain a certificate of incumbency of all officers executing documents related to this Agreement on behalf of it.

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(e) Seller shall provide a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(f) Seller shall deliver any release of deeds of trust and mortgage liens to Purchaser.

ARTICLE VII

OBLIGATIONS AFTER CLOSING

7.1 Post-Closing Adjustments.

(a) As soon as practicable after the Closing, but no later than sixty (60) days after the Closing Date, Parties shall prepare and deliver to each other, in accordance with this Agreement and generally accepted accounting principles, a statement (herein respectively called “Purchaser’s Final Settlement Statement” and “Seller’s Final Settlement Statement” and collectively the “Final Settlement Statements”) each setting forth each adjustment to the Purchase Price that was not finally determined as of Closing and showing the calculation of such adjustments. As soon as practicable after receipt of such Final Settlement Statements, and no later than sixty (60) days after the Closing Date, Parties shall deliver to the other Party a written report containing any changes that each Party proposes be made to the other Party’s Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than December 31, 2022. The final agreed price paid by Purchaser to Seller for the Purchased Assets after all adjustments is hereinafter referred to as the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date”.

(b) If Parties are unable to agree upon a Final Purchase Price by December 31, 2022, Seller shall select an independent accounting firm from a list of five (5) such firms provided by Purchaser, which firm shall audit the Purchaser’s Final Settlement Statement and the Seller’s Final Settlement Statement and determine the Final Purchase Price. The decision of such independent accounting firm shall be binding on Parties, and the fees and expenses of such independent accounting firm shall be borne one-half by each Party.

7.2 Receipts and Credits. Following the Closing, all monies, proceeds, receipts, credits and income attributable to the Purchased Assets for all periods of time on and after the Effective Time shall be the sole property of Purchaser and, to the extent received by Seller, Seller shall fully disclose, account for and transmit the same promptly to Purchaser by bank wire transfer within two (2) business days. Following Closing, all monies, proceeds, receipts credits and income attributable to the Purchased Assets, except as otherwise provided in this Agreement, for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit the same promptly to Seller by bank wire transfer within two (2) business days.

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7.3 Records. Within ten (10) days after Closing, Seller shall deliver the Records to Purchaser.

7.4 Recording and Approvals. As soon as practicable after Closing, Purchaser, at its sole cost, shall (i) record the Assignments in the appropriate counties and parishes and provide Seller with copies of the recorded Assignments(ii) for the assignments requiring post-closing approval by a governmental agency, file such assignments with the appropriate governmental agency for approval, (iii) bear and pay all filing, recording or registration fees incident to the transfer Conveyances, (iv) record Conveyances in the appropriate counties, parishes, jurisdictions and offices in which Purchased Assets is to be recorded, and (v) cause to be distributed any letters-in-lieu of separate transfers or division orders.

ARTICLE VIII

OBLIGATIONS

8.1 Purchaser’s Obligations. From and after Closing, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge all duties, obligations and liabilities, related to the Purchased Assets from and after the Effective Time.

8.2 Seller’s Retained Obligations. Seller remains responsible to fulfill, perform, pay and discharge all obligations and liabilities to the extent arising from, attributable to or otherwise related to any of the following (the “Retained Obligations”):

(a) The Excluded Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time;

(b) The ownership of the Purchased Assets with respect to periods prior the Effective Time.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a) By Purchaser if the conditions set forth in Section 5.1 are not satisfied in all material respects or waived prior to the Closing Date or such other date expressly set out in Section 5.1;

(b) By Seller if the conditions set forth in Section 5.2 are not satisfied in all material respects or waived prior to the Closing Date or such other date expressly set out in Section 5.2; or

(c) At any time by the mutual written agreement of Parties.

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ARTICLE X

MISCELLANEOUS

10.1 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

10.2 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Parties in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal, and accounting fees, costs and expenses.

10.3 Notices. All notices and communications required or permitted under this Agreement (“Notices”) shall be deemed to have been delivered and received (a) in the case of personal delivery, delivered by hand (with written confirmation of receipt), (b) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (c) in the case of a nationally recognized overnight courier (receipt requested):

If to Seller:

TLW Investments, L.L.C.

P.O. Box 301535

Dallas, Texas 75303

Email: info@tlwinvestment.com

If to Purchaser:

Viking Energy Group, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Attention: James A. Doris

Telephone: 281.404.4387

Email: jdoris@vikingenergygroup.com

Any Party may, by a Notice so delivered to the other Party, change the contact information to which delivery shall thereafter be made.

10.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

10.5 Assignment. Purchaser may assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder but as Purchaser shall remain liable to Seller for the performance of its obligations hereunder. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Purchaser for all purposes under this Agreement. Seller may not assign this Agreement without prior written consent of Purchaser. No assignment of any rights hereunder by Seller shall relieve Seller of any obligations (including indemnity obligations) and responsibilities hereunder.

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10.6 Announcements. Parties shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Initial Closing concerning this Agreement or the Transaction. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or SEC, neither Party shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any press release shall not contain the name of Seller without Seller’s consent.

10.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

10.8 Counterparts/Facsimile Signatures. This Agreement may be executed in any number of counterparts, and all such counterparts taken together will be deemed to constitute one and the same instrument. A manual signature on this Agreement, an image of which shall have been transmitted electronically, shall constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages, by electronic transmission shall constitute effective delivery of this Agreement.

10.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority, as applicable.

10.10 Governing Law; Venue. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be governed by and construed, enforced, and performed in accordance with the laws of the State of Texas or any other jurisdiction that would require the application of the laws of another jurisdiction. The jurisdiction for all legal actions which arise (or are filed) which relate to, or concern, the interpretation of the terms and provisions of this Agreement and any actions and operations authorized, required or permitted under this Agreement and/or is in the District Courts of Harris County, Texas, and the venue for any such actions is in Harris County, Texas. Parties hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement.

10.11 Entire Agreement. This Agreement shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

10.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

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10.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns and this Agreement shall never be construed to benefit or create any rights in any person or entity not a party hereto.

10.14 Disclaimer of Representations and Warranties. The Parties have made no representations or warranties, except those expressly set forth in this Agreement and any agreements or documents executed and/or delivered pursuant to or in connection with this Agreement (the “Transaction Documents”). Except as expressly set forth in this Agreement and the Transaction Documents, the Parties each disclaim all liability and responsibility for any other representation, warranty, statements or communications (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information or advice that may have been provided to any such Party by any partner, officer, member, trustee, beneficiary, stockholder, director, employee, agent, consultant, member, representative or contractor of such disclaiming Party or its affiliates or any engineer or engineering firm, or other agent, consultant or representative) with respect to the Purchased Assets wherever and however made.

10.15 Form 8-K. The Seller acknowledges upon execution of this Agreement the Purchaser will be obligated to file a Form 8-K with the SEC disclosing the existence of the Agreement and the material terms herein.

[Signature Pages to Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the execution date but effective for all purposes as of the Effective Date.

SELLER:

TLW INVESTMENTS, L.L.C.

By:	/s/ Megan Sarah
Megan Sarah, Secretary

PURCHASER:

VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
James A. Doris, President and CEO

SIGNATURE PAGE

TO PURCHASE AND SALE AGREEMENT

15

Exhibit A

Attached to and made a part of that certain Purchase and Sale Agreement by and between

TLW Investments, L.L.C. and Viking Energy Group, Inc.

WELLS

[Intentionally Omitted]

Exhibit A

A-1